EXHIBIT 99.1

Rhino Resource Partners LP Announces Third Quarter 2015 Financial and Operating Results

LEXINGTON, Ky., Oct. 30, 2015 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended September 30, 2015. For the quarter, the Partnership reported a net loss of $9.3 million and Adjusted EBITDA of $2.8 million, compared to a net loss of $8.9 million and Adjusted EBITDA of $1.8 million in the third quarter of 2014. Diluted net loss per common unit was $0.31 for the quarter compared to diluted net loss per common unit of $0.28 for the third quarter of 2014. Total revenues for the quarter were $54.1 million, with coal sales generating $45.5 million of the total, compared to total revenues of $61.4 million and coal revenues of $52.3 million in the third quarter of 2014. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On October 19, 2015, the Partnership announced the cash distribution for its common units remained suspended for the current quarter. No distribution will be paid for common or subordinated units for the quarter ended September 30, 2015.

Joe Funk, President and Chief Executive Officer of Rhino's general partner, stated, "We have continued to proactively manage the Partnership's cash flow and liquidity during these challenging market conditions. The continued suspension of the common unit distribution and the lowering of our cost structure has continued to optimize our cash flow as we look to preserve the long-term value of the Partnership. We believe our focus on cost and productivity improvements at our ongoing core operations will provide us the flexibility to continue exploring non-coal investments, which we believe will enhance the long-term value of the Partnership.

Our proactive focus on the Partnership's cash flow allowed us to reduce our debt balance with approximately $48 million drawn on the bank line of credit at the end of September, which is approximately $6.5 million lower compared to the balance at year-end. Our balance sheet remains strong with this relatively low debt level compared to many competitors in the coal industry along with our low level of legacy liabilities.

Our priority on maintaining our excellent safety record at all of our operations has continued through these difficult market conditions. We have focused on making capital purchases only after they have been strongly justified, which has helped to preserve our liquidity during these challenging times.

Low natural gas prices have continued to adversely affect the coal markets. During the third quarter, we idled the majority of our Central Appalachia mining operations as we had built excess coal inventory levels due to the ongoing weak market conditions. We have been able to reduce our inventory levels this quarter as we completed strategic sales transactions to monetize this inventory. We will continue to monetize our Central Appalachia inventory in the fourth quarter to generate cash for the Partnership to further reduce our debt level. The majority of our Central Appalachia operations will remain idle in the fourth quarter as we are able to meet customer demands by shipping coal from our coal inventories.

In Northern Appalachia, our cost structure has improved at our Hopedale operation and the railroad transportation constraints that had affected this region in prior quarters also improved during the quarter. These improvements along with increased customer demand at our Sands Hill operation led to improved financial results in the quarter. Our Castle Valley operation continued to provide positive cash flow as results improved sequentially from the second quarter, although temporary coal quality issues encountered during this quarter restricted production and customer shipments and limited financial results this quarter when compared to the prior year.  We believe the coal quality issues at Castle Valley will improve during the remainder of 2015 as we plan to mine higher quality coal sections in the mine and we are on track to meet our annual contracted customer demand for coal from this operation.

Our Pennyrile mine has increased productivity in its mining operations since its initial startup last year. The second mining section at Pennyrile received permission for its deep cut mining plan, which has contributed to the increased productivity at this location.  During the fourth quarter, we will increase the coal processing capability of the Pennyrile preparation plant, which should lead to future cost improvements. Pennyrile is making shipments on the new long-term sales contract we recently executed with a second local utility customer along with continued shipments to fulfill our base 800,000 ton per year contract. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year."

Further, Mr. Funk stated, "The dissolution of the Rhino Eastern joint venture in January 2015 has continued to improve our cash flow and operating results compared to the prior year. During the third quarter, the divestiture of the Rhino Eastern joint venture improved our cash flow by approximately $4 million compared to the prior year."

Rhino Strategy Update

During these challenging market conditions, Rhino has focused on minimizing the carrying costs on its non-core, non-operating assets. During the second quarter of 2015, Rhino completed the transfer of its Bevins Branch surface mine operation in Central Appalachia to a third party, which reduced Rhino's annual carrying costs for this idle operation and relieved the Partnership of reclamation liabilities and bonding requirements related to this operation. In the third quarter of 2015, Rhino completed the sale of its non-core Cana Woodford oil and gas properties in Oklahoma for approximately $5.6 million of net proceeds. These transactions and the focus on other cost savings have helped to reduce the Partnership's debt level by approximately $6.5 million this year.

In Central Appalachia, Rhino's strategy has focused on potential divestitures of certain mining operations, while retaining the mineral ownership or mineral rights to these properties that could generate future royalty income streams. This strategy would reduce the Partnership's operational risk, reclamation liabilities and bonding requirements, while converting these properties to royalty generating assets that would provide stable, long-term cash flows to the Partnership. At Rhino's other coal mining operations in Northern Appalachia, the Illinois Basin and the Western Bituminous region, the Partnership's strategy is to secure profitable, long-term sales contracts and keep operating costs low to maximize cash flows. Rhino continues to evaluate its other non-core assets for potential divestiture to potentially monetize these assets and further reduce the Partnership's debt level.

Rhino believes this strategy will lead to potential investments in other natural resource assets outside of the coal industry, which will diversify the Partnership's cash flow streams and enhance the long-term value of the Partnership.

 Coal Operations Update

Pennyrile

  Pennyrile's long-term sales contracts have committed sales of 1.2 million tons in 2016 and 1.35 million tons in 2017.
  Rhino is expanding the processing capacity of the Pennyrile coal preparation plant in the fourth quarter to fulfill current long-term contracts, which is expected to result in future cost improvements.
  The approved deep cut mining plan for the second mining section at the Riveredge mine at Pennyrile has resulted in higher productivity and is expected to result in lower mining costs in the future.
  Rhino's Pennyrile operations produced approximately 230,000 tons during the third quarter while coal sales were approximately 210,000 tons.
  Pennyrile's sales are fully contracted through 2015 and 2016 at current production levels.

Northern Appalachia

  Rhino's cost of operations per ton improved year-over-year as mining conditions improved at Hopedale. For the third quarter, year-over-year coal revenues per ton decreased $0.19 to $59.13 while cost of operations costs per ton decreased by $10.37 to $49.68.
  Sales volume was 264,000 tons, versus 244,000 tons in the prior year and 253,000 tons in the prior quarter.
  Sales at Rhino's Hopedale and Sands Hill operations in Northern Appalachia are fully contracted through 2015.

Rhino Western

  Coal revenues per ton in the quarter decreased to $37.13 versus $41.06 in the prior year and $37.59 in the prior quarter.  Coal revenues per ton decreased due to lower contracted prices for coal from Rhino's Castle Valley mine. Sales volume was 234,000 tons versus 298,000 tons in the prior year and 268,000 tons in the prior quarter.
  Cost of operations per ton was $30.91 versus $30.22 in the prior year and $34.16 in the prior quarter. Castle Valley had higher maintenance and other expenses in the prior quarter, which led to the quarter-to-quarter decrease in cost of operations per ton.
  Castle Valley's sales remain fully contracted through 2016.

Central Appalachia

  Coal revenues per ton in the quarter was $49.59 versus $67.83 in the prior year and $58.65 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $81.85 versus $74.90 in the prior year and $81.83 in the prior quarter. Steam coal revenue in the quarter was $44.39 per ton versus $64.81 in the prior year and $52.57 in the prior quarter. Sales volume was 232,000 tons in the quarter versus 330,000 in the prior year and 233,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $65.98 versus $66.09 in the prior year and $54.95 in the prior quarter.
  Rhino idled the majority of its Central Appalachia mining operations in the third quarter to reduce excess inventory stockpiles. The duration these operations remain idle will depend upon future coal market conditions.

Deane Mining Complex

The Partnership's Deane mining complex is located in eastern Kentucky and includes one underground mine that is currently idle. The infrastructure at the Deane mining complex consists of a preparation plant and a unit train loadout facility. The Partnership is currently negotiating with multiple third parties for the potential sale of the Deane mining complex. The contemplated sale of the Deane complex would transfer the underground mine, related equipment, the preparation plant and loadout facility, while the Partnership would retain the mineral rights for the 39.3 million tons of proven and probable steam coal reserves at this complex. The contemplated transaction would also include a royalty agreement with the third party pursuant to which the Partnership would collect future royalties for coal mined and sold from the Deane complex. The proposed sale of the Deane complex would also relieve the Partnership of significant reclamation liabilities and bonding requirements. The Partnership evaluated the appropriate held for sale accounting criteria to determine if the Deane mining complex should be classified as held for sale as of September 30, 2015.  Based on this evaluation, the Partnership determined the Deane mining complex met the held for sale criteria at September 30, 2015 and the Partnership recorded an impairment charge of approximately $2.3 million for the Deane complex in the third quarter of 2015.

Cana Woodford

In August 2015, the Rhino completed the sale of its oil and natural gas investment of approximately 1,900 net mineral acres in the Cana Woodford region of western Oklahoma. The Partnership received a total of approximately $5.7 million in proceeds from the sale of the Cana Woodford oil and natural gas mineral rights. The proceeds from the sale of Cana Woodford were used to reduce the outstanding balance on Rhino's revolving credit facility. In the second quarter of 2015, the Partnership evaluated the appropriate held for sale accounting criteria to determine if the Cana Woodford mineral rights should be classified as held for sale as of June 30, 2015. Based on this evaluation, the Partnership determined these mineral rights met the held for sale criteria at June 30, 2015 and, accordingly, these mineral rights were written down to their estimated fair value. Due to the determination that the mineral rights met the held for sale criteria, the Partnership recorded an impairment charge of approximately $2.2 million for the Cana Woodford mineral rights during the second quarter of 2015.

Capital Expenditures

  Rhino's total capital expenditures decreased approximately $6 million this quarter compared to the prior year as the Partnership continues its focus on justifying capital expenditures.
  Maintenance capital expenditures for the third quarter were approximately $1.0 million.
  Expansion capital expenditures for the third quarter were approximately $3.2 million, which consisted of funding the completed development of Pennyrile.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Q4 2015		Year 2016
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 52.36	545,500	$ 50.68	1,653,200
Rhino Western	$ 37.55	258,252	$ 39.70	1,000,000
Central Appalachia	$ 87.58	33,000	$ --	--
Total	$ 49.18	836,752	$ 46.54	2,653,200

Debt Classification

The Partnership evaluated its amended and restated senior secured credit facility at September 30, 2015 to determine whether this debt liability should be classified as a long-term or short-term liability on the Partnership's unaudited condensed consolidated statements of financial position. In April 2015, the Partnership entered into a third amendment of its amended and restated senior secured credit facility (see Note 9 for further details of the third amendment). The third amendment extended the expiration date of the amended and restated credit agreement to July 2017. The extension is contingent upon (i) the Partnership's leverage ratio being less than or equal to 2.75 to 1.0 and (ii) the Partnership having liquidity greater than or equal to $15 million, in each case for either the quarter ending December 31, 2015 or March 31, 2016. If both of these conditions are not satisfied for one of such quarters, the expiration date of the amended and restated credit agreement will revert to July 2016. As of September 30, 2015, the Partnership's leverage ratio was 3.1 to 1.0 and its liquidity was approximately $9.6 million. Based on current projections, the Partnership's current normal operating forecast indicates that it will not meet both of these extension conditions for either quarter. Based on this analysis, the Partnership determined that its credit facility debt liability of $48.0 million at September 30, 2015 should be classified as a current liability on its unaudited condensed consolidated statements of financial position. If the Partnership is unable to meet the extension conditions on its credit facility and the expiration date of the credit facility reverts to July 2016, the Partnership will have to secure alternative financing to replace its credit facility by the expiration date of July 2016 in order to continue its normal business operations. The Partnership is currently analyzing multiple options to meet the credit facility contingent extension conditions, which could include potential asset sales or alternative financing options.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from the Rhino Eastern LLC joint venture incurred in prior periods prior to its dissolution in January 2015, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership's segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2015 included:

  Adjusted EBITDA from continuing operations of $2.8 million and net loss from continuing operations of $9.3 million compared to Adjusted EBITDA from continuing operations of $1.9 million and a net loss from continuing operations of $8.8 million in the third quarter of 2014.  Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended September 30, 2014 were $8.9 million and $1.8 million, respectively. Rhino did not have any income or loss from discontinued operations in the third quarter of 2015.
  Basic and diluted net loss per common unit from continuing operations of $0.31 compared to basic and diluted net loss per common unit from continuing operations of $0.28 for the third quarter of 2014.
  Coal sales were 0.9 million tons, which was a decrease of 0.3% compared to the third quarter of 2014, primarily due to lower sales from Central Appalachia partially offset by sales from the new Pennyrile operation.
  Total revenues and coal revenues of $54.1 million and $45.5 million, respectively, compared to $61.4 million and $52.3 million, respectively, for the same period of 2014.
  Coal revenues per ton of $48.38 compared to $55.44 for the third quarter of 2014, a decrease of 12.7%.
  Cost of operations from continuing operations of $48.3 million compared to $52.8 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $51.42 compared to $55.97 for the third quarter of 2014, a decrease of 8.1%.

Total coal revenues decreased approximately 13.0% primarily due to fewer steam coal tons sold and lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in the third quarter of 2015 compared to the same period of 2014, as well as the larger mix of lower priced tons from our Pennyrile mine. Total cost of operations decreased primarily due to the majority of mining operations being idle in Central Appalachia in response to weak market demand as Rhino took steps to decrease excess coal inventory balances, partially offset by the ongoing startup of the new Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due lower costs in Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the three months ended September 30, 2014.

Results for the nine months ended September 30, 2015 included:

  Adjusted EBITDA from continuing operations of $12.4 million and net loss from continuing operations of $22.0 million compared to Adjusted EBITDA from continuing operations of $12.7 million and net loss from continuing operations of $20.6 million for the nine months ended September 30, 2014.  Including income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the nine months ended September 30, 2015 were $21.3 million and $13.1 million, respectively. Including income from discontinued operations of approximately $130.4 million, total net income and Adjusted EBITDA for the nine months ended September 30, 2014 were $109.8 million and $143.1 million, respectively. Income from discontinued operations for the nine months ended September 30, 2014 consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties.
  Basic and diluted net loss per common unit from continuing operations of $0.73 compared to basic and diluted net loss per common unit from continuing operations of $0.31 for the nine months ended September 30, 2014. Including income from discontinued operations, total basic and diluted net loss per common unit was $0.71 for the nine months ended September 30, 2015 compared to total basic and diluted net income per common unit of $4.09 for the nine months ended September 30, 2014.
  Coal sales were 2.8 million tons compared to 2.6 million for the nine months ended September 30, 2014.
  Total revenues and coal revenues of $167.1 million and $139.5 million, respectively, compared to $177.2 million and $150.4 million, respectively, for the same period of 2014.
  Coal revenues per ton of $49.96 compared to $58.25 for the nine months ended September 30, 2014, a decrease of 14.2%.
  Cost of operations from continuing operations of $141.8 million compared to $145.7 million for the same period of 2014.
  Cost of operations per ton from continuing operations of $50.79 compared to $56.43 for the nine months ended September 30, 2014, a decrease of 10.0%.

Total coal revenues decreased approximately 7.3% despite an increase in tons sold primarily due to lower steam coal prices in Central Appalachia, partially offset by sales from the new Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in Central Appalachia in the nine months ended September 30, 2015 compared to the same period of 2014, as well as the larger mix of lower priced tons from the Pennyrile mine. Total cost of operations decreased slightly due to lower costs in Central Appalachia as Rhino idled the majority of its operations in this region due to weak market demand thereby reducing production in this region, partially offset by the ongoing startup of the new Pennyrile mine in the Illinois Basin.  The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Central Appalachia region as Rhino optimized production at lower cost operations before idling operations in the third quarter, as well as lower costs from the Northern Appalachia operations as Rhino experienced adverse mining conditions at the Hopedale operation as Rhino developed the 7-seam reserve during the nine months ended September 30, 2014.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended September 30, 2015, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses. Beginning with fourth quarter 2014 reporting, Rhino has included a new reportable business segment, referred to as the Illinois Basin segment, which includes its new underground mine, preparation plant and river loadout facility at its Pennyrile mining complex located in western Kentucky, as well as its Taylorville field reserves located in central Illinois. The new Pennyrile mining complex began production and sales in mid-2014.  Prior period results have been reclassified to include the Illinois Basin for segment reporting purposes.

The Partnership historically accounted for the Rhino Eastern joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, the Partnership had historically only presented limited information (net income). The Partnership considered this operation to comprise a separate operating segment prior to its dissolution in January 2015. With the dissolution of the Rhino Eastern joint venture in January 2015, the Partnership had no operating activities for this joint venture for the three and nine months ended September 30, 2015. Consistent with prior years' presentation, results for the Rhino Eastern joint venture have been reported for prior years' segment reporting purposes.

(In millions, except per ton data and %)	Third Quarter 2015	Third Quarter 2014	% Change* 3Q15 / 3Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Central Appalachia
Coal revenues	$11.5	$22.4	(48.6%)	$40.4	$70.0	(42.3%)
Total revenues	$17.2	$27.8	(38.0%)	$58.5	$85.6	(31.7%)
Coal revenues per ton*	$49.59	$67.83	(26.9%)	$57.54	$70.91	(18.9%)
Cost of operations	$15.3	$21.8	(29.8%)	$41.0	$63.3	(35.3%)
Cost of operations per ton*	$65.98	$66.09	(0.2%)	$58.35	$64.12	(9.0%)
Tons produced	0.094	0.324	(70.9%)	0.626	1.007	(37.8%)
Tons sold	0.232	0.330	(29.7%)	0.702	0.987	(28.9%)
Northern Appalachia
Coal revenues	$15.7	$14.4	8.0%	$44.7	$45.4	(1.5%)
Total revenues	$18.4	$17.0	7.7%	$52.5	$53.3	(1.5%)
Coal revenues per ton*	$59.13	$59.32	(0.3%)	$58.18	$59.86	(2.8%)
Cost of operations	$13.1	$14.7	(10.3%)	$37.8	$43.2	(12.4%)
Cost of operations per ton*	$49.68	$60.05	(17.3%)	$49.27	$56.97	(13.5%)
Tons produced	0.249	0.239	4.3%	0.751	0.708	6.2%
Tons sold	0.264	0.244	8.4%	0.768	0.758	1.3%
Rhino Western
Coal revenues	$8.7	$12.3	(29.0%)	$27.2	$31.8	(14.4%)
Total revenues	$8.7	$12.3	(29.0%)	$27.2	$31.8	(14.4%)
Coal revenues per ton*	$37.13	$41.06	(9.6%)	$37.23	$41.56	(10.4%)
Cost of operations	$7.2	$9.0	(19.7%)	$24.1	$25.5	(5.4%)
Cost of operations per ton*	$30.91	$30.22	2.3%	$32.98	$33.29	(1.0%)
Tons produced	0.263	0.275	(4.4%)	0.762	0.780	(2.3%)
Tons sold	0.234	0.298	(21.5%)	0.732	0.766	(4.5%)
Illinois Basin
Coal revenues	$9.6	$3.2	203.7%	$27.2	$3.2	755.7%
Total revenues	$9.6	$3.2	203.7%	$27.4	$3.5	687.7%
Coal revenues per ton	$46.07	$44.99	2.4%	$46.06	$44.99	2.4%
Cost of operations	$10.5	$4.3	144.3%	$31.3	$3.3	n/a
Cost of operations per ton	$49.86	$60.55	(17.7%)	$52.95	$46.30	14.4%
Tons produced	0.230	0.086	166.8%	0.624	0.109	467.2%
Tons sold	0.210	0.071	196.6%	0.590	0.071	736.0%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.2	$1.1	(82.1%)	$1.5	$3.0	(50.4%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.2	$3.0	(26.9%)	$7.6	$10.4	(26.9%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$45.5	$52.3	(13.0%)	$139.5	$150.4	(7.3%)
Total revenues	$54.1	$61.4	(11.7%)	$167.1	$177.2	(5.7%)
Coal revenues per ton*	$48.38	$55.44	(12.7%)	$49.96	$58.25	(14.2%)
Cost of operations	$48.3	$52.8	(8.4%)	$141.8	$145.7	(2.7%)
Cost of operations per ton*	$51.42	$55.97	(8.1%)	$50.79	$56.43	(10.0%)
Tons produced	0.836	0.924	(9.5%)	2.763	2.604	6.1%
Tons sold	0.940	0.943	(0.3%)	2.792	2.582	8.1%
Eastern Met 100% Basis ****
Coal revenues	$0.0	$3.9	n/a	$0.0	$16.4	n/a
Total revenues	$0.0	$3.9	n/a	$0.0	$16.6	n/a
Coal revenues per ton*	$0.0	$98.47	n/a	$0.0	$97.98	n/a
Cost of operations	$0.0	$6.6	n/a	$0.0	$22.2	n/a
Cost of operations per ton*	$0.0	$167.47	n/a	$0.0	$132.06	n/a
Net income/(loss)	$0.0	($3.8)	n/a	$0.0	($9.1)	n/a
Partnership's portion of net income/(loss)	$0.0	($1.9)	n/a	$0.0	($4.6)	n/a
Tons produced***	0.000	0.038	n/a	0.000	0.157	n/a
Tons sold***	0.000	0.039	n/a	0.000	0.168	n/a

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino's ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern produced and sold only premium mid-vol met coal.

**** Eastern Met included the financial data for the Rhino Eastern joint venture in which the Partnership had a 51% membership interest and for which the Partnership served as manager prior to the dissolution of the joint venture in January 2015. The Partnership's consolidated revenue and costs did not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounted for this operation under the equity method. The Partnership only recorded its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributed to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Third Quarter 2015	Third Quarter 2014	% Change* 3Q15 / 3Q14	Year to Date 2015	Year to Date 2014	% Change* 2015 / 2014
Met coal tons sold	32.2	98.9	(67.4%)	158.9	234.4	(32.2%)
Steam coal tons sold	199.7	230.9	(13.5%)	543.2	753.1	(27.9%)
Total tons sold	231.9	329.8	(29.7%)	702.1	987.5	(28.9%)

Met coal revenue	$2,634	$7,404	(64.4%)	$12,654	$18,306	(30.9%)
Steam coal revenue	$8,865	$14,966	(40.8%)	$27,743	$51,716	(46.4%)
Total coal revenue	$11,499	$22,370	(48.6%)	$40,397	$70,022	(42.3%)

Met coal revenues per ton	$81.85	$74.90	9.3%	$79.65	$78.09	2.0%
Steam coal revenues per ton	$44.39	$64.81	(31.5%)	$51.07	$68.67	(25.6%)
Total coal revenues per ton	$49.59	$67.83	(26.9%)	$57.54	$70.91	(18.9%)

Met coal tons produced	26.5	60.6	(56.3%)	201.7	249.2	(19.0%)
Steam coal tons produced	67.9	263.4	(74.2%)	424.5	757.4	(44.0%)
Total tons produced	94.4	324.0	(70.9%)	626.2	1,006.6	(37.8%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Third Quarter 2015 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter.  Any inquiries can be made to the Partnership's investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $3.5 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino's inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino's future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino's common units and its ability to maintain compliance with the New York Stock Exchange's ("NYSE") continued listing requirements; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino's ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; Rhino's ability to successfully diversify its operations into other non-coal natural resources; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino's ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014
(in thousands)
	September 30,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 114	$ 626
Accounts receivable, net of allowance	18,825	22,467
Inventories	9,657	13,030
Prepaid expenses and other	4,273	5,006
Total current assets	32,869	41,129
Net property, plant & equipment, incl coal properties, mine development and construction costs	362,300	383,437
Investment in unconsolidated affiliates	7,578	20,653
Other non-current assets	25,195	18,840
Non-current assets held for sale	15,699	9,279
TOTAL	$ 443,641	$ 473,338
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 9,549	$ 10,924
Current portion of long-term debt	48,221	210
Accrued expenses and other	19,139	19,190
Total current liabilities	76,909	30,324
NON-CURRENT LIABILITIES:
Long-term debt	2,605	57,222
Asset retirement obligations	24,527	28,452
Other non-current liabilities	34,461	34,165
Non-current liabilities held for sale	6,823	2,250
Total non-current liabilities	68,416	122,089
Total liabilities	145,325	152,413
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	286,575	308,586
General partner	10,501	10,966
Accumulated other comprehensive income	1,240	1,373
Total partners' capital	298,316	320,925
TOTAL	$ 443,641	$ 473,338

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
REVENUES:
Coal sales	$ 45,468	$ 52,260	$ 139,493	$ 150,403
Other revenues	8,685	9,099	27,609	26,784
Total revenues	54,153	61,359	167,102	177,187
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	48,326	52,758	141,796	145,686
Freight and handling costs	709	555	1,915	1,219
Depreciation, depletion and amortization	8,248	9,627	25,695	27,789
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	3,007	4,125	12,336	14,382
Loss on asset impairments	2,333	--	4,512	--
(Gain)/loss on sale/disposal of assets—net	(476)	402	(450)	(468)
Total costs and expenses	62,147	67,467	185,804	188,608
(LOSS) FROM OPERATIONS	(7,994)	(6,108)	(18,702)	(11,421)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,389)	(854)	(3,659)	(4,800)
Interest income and other	--	3	38	272
Equity in net income (loss) of unconsolidated affiliate	77	(1,905)	342	(4,708)
Total interest and other (expense)	(1,312)	(2,756)	(3,279)	(9,236)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(9,306)	(8,864)	(21,981)	(20,657)
NET (LOSS) FROM CONTINUING OPERATIONS	(9,306)	(8,864)	(21,981)	(20,657)
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	--	(43)	722	130,416
NET INCOME/(LOSS)	$ (9,306)	$ (8,907)	$ (21,259)	$ 109,759

General partner's interest in net (loss)/income:
Net (loss) from continuing operations	$ (186)	$ (177)	$ (440)	$ (413)
Net (loss)/income from discontinued operations	--	(1)	14	2,608
General partner's interest in net income/(loss)	$ (186)	$ (178)	$ (426)	$ 2,195
Common unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (5,235)	$ (4,983)	$ (12,362)	$ (11,610)
Net (loss)/income from discontinued operations	--	(28)	406	73,292
Common unitholders' interest in net income/(loss)	$ (5,235)	$ (5,011)	$ (11,956)	$ 61,682
Subordinated unitholders' interest in net (loss)/income:
Net (loss) from continuing operations	$ (3,885)	$ (3,704)	$ (9,179)	$ (8,634)
Net (loss)/income from discontinued operations	--	(14)	302	54,516
Subordinated unitholders' interest in net income/(loss)	$ (3,885)	$ (3,718)	$ (8,877)	$ 45,882
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$ (0.31)	$ (0.28)	$ (0.73)	$ (0.31)
Net income per unit from discontinued operations	--	(0.00)	0.02	4.40
Net (loss)/income per common unit, basic	$ (0.31)	$ (0.28)	$ (0.71)	$ 4.09
Subordinated units
Net (loss) per unit from continuing operations	$ (0.31)	$ (0.33)	$ (0.75)	$ (1.25)
Net income per unit from discontinued operations	--	(0.00)	0.02	4.40
Net (loss)/income per common unit, basic	$ (0.31)	$ (0.33)	$ (0.73)	$ 3.15
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$ (0.31)	$ (0.28)	$ (0.73)	$ (0.31)
Net income per unit from discontinued operations	--	(0.00)	0.02	4.40
Net (loss)/income per common unit, diluted	$ (0.31)	$ (0.28)	$ (0.71)	$ 4.09
Subordinated units
Net (loss) per unit from continuing operations	$ (0.31)	$ (0.33)	$ (0.75)	$ (1.25)
Net income per unit from discontinued operations	--	(0.00)	0.02	4.40
Net (loss)/income per common unit, diluted	$ (0.31)	$ (0.33)	$ (0.73)	$ 3.15

Distributions paid per limited partner unit (1)	$ --	$ 0.445	$ 0.07	$ 1.335
Weighted average number of limited partner units outstanding, basic:
Common units	16,706	16,681	16,697	16,673
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,706	16,681	16,697	16,682
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units for the three and nine months ended September 30, 2015 and 2014.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that was recognized in prior periods as a single line item in its financial statements was affected by these expense items. Since Rhino did not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	Third Quarter 2015	Third Quarter 2014	Year to Date 2015	Year to Date 2014
Net (loss) from continuing operations	$ (9.3)	$ (8.8)	$ (22.0)	$ (20.6)
Plus:
Depreciation, depletion and amortization (DD&A)	8.3	9.6	25.7	27.8
Interest expense	1.4	0.8	3.7	4.8
EBITDA from continuing operations **	$ 0.4	$ 1.7	$ 7.4	$ 12.0
Plus: Rhino Eastern DD&A-51%	--	0.2	--	0.7
Plus: Provision for doubtful accounts (1)	0.1	--	0.5	--
Plus: Non-cash asset impairment (2)	2.3	--	4.5	--
Adjusted EBITDA from continuing operations	2.8	1.9	12.4	12.7
Net income from discontinued operations	--	(0.1)	0.7	130.4
Adjusted EBITDA	$ 2.8	$ 1.8	$ 13.1	$ 143.1

** Totals may not foot due to rounding.

(1) During the three and nine months ended September 30, 2015, the Partnership recorded provisions for doubtful accounts of approximately $0.1 million and $0.5 million, respectively, related to a few of its Elk Horn lessee customers in Central Appalachia. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

(2) During the three and nine months ended September 30, 2015, the Partnership recorded asset impairment losses of approximately $2.3 million and $4.5 million, respectively. For the three months ended September 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.3 million for its Deane mining complex since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of September 30, 2015. For the nine months ended September 30, 2015, the Partnership recorded an additional asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset was classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended Sept 30		Nine Months Ended Sept 30
($ in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$ 2.5	$ 3.7	$ 13.9	$ 17.3
Plus:
Increase in net operating assets	--	--	--	--
Gain on sale of assets	0.5	--	1.2	130.6
Amortization of deferred revenue	0.4	0.6	2.1	1.3
Amortization of actuarial gain	--	0.1	0.1	0.3
Interest expense	1.4	0.8	3.7	4.8
Equity in net income of unconsolidated affiliate	0.1	--	0.3	--
Less:
Decrease in net operating assets	1.1	0.2	4.6	2.9
Accretion on interest-free debt	--	--	--	--
Amortization of advance royalties	0.2	0.1	0.6	0.2
Amortization of debt issuance costs	0.3	0.2	1.1	1.9
Equity-based compensation	--	0.1	--	0.3
Provision for doubtful accounts	0.1	--	0.5	--
Loss on retirement of advanced royalties	--	0.2	--	0.2
Loss on asset impairment	2.3	--	4.5	--
Loss on sale of assets	--	0.4	--	--
Accretion on asset retirement obligations	0.5	0.5	1.7	1.7
Distribution from unconsolidated affiliates	--	--	0.2	--
Equity in net loss of unconsolidated affiliates	--	1.9	--	4.7
EBITDA	$ 0.4	$ 1.6	$ 8.1	$ 142.4
Plus: Rhino Eastern DD&A-51%	--	0.2	--	0.7
Plus: Loss on asset impairment (1)	2.3	--	4.5	--
Plus: Provision for doubtful accounts (2)	0.1	--	0.5	--
Adjusted EBITDA	$ 2.8	$ 1.8	$ 13.1	$ 143.1
Less: Net income from discontinued operations	--	(0.1)	0.7	130.4
Adjusted EBITDA from continuing operations	$ 2.8	$ 1.9	$ 12.4	$ 12.7

(1) During the three and nine months ended September 30, 2015, the Partnership recorded asset impairment losses of approximately $2.3 million and $4.5 million, respectively. For the three months ended September 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.3 million for its Deane mining complex since this asset is classified as held for sale and was written down to its estimated fair value less costs to sell as of September 30, 2015. For the nine months ended September 30, 2015, the Partnership recorded an additional asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since this asset was classified as held for sale and was written down to its estimated fair value less costs to sell as of June 30, 2015. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

(2) During the three and nine months ended September 30, 2015, the Partnership recorded provisions for doubtful accounts of approximately $0.1 million and $0.5 million, respectively, related to a few of its Elk Horn lessee customers in Central Appalachia. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contact:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com